UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:                                             March 31, 2021

Micropac Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-5109	75-225149
(State or jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

905 East Walnut Street, Garland, Texas	75040
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:                        (972) 272-3571

N/A
(Former name or former address, if changed since last report)

Item 1.01.  Entry into a Material Definitive Agreement

As previous reported, Micropac Industries, Inc. (the “Company”) purchased 9.2 acres of land in Garland, Texas in 2017. The Company intended to use this land tract to consolidate the three existing buildings into a new manufacturing center in the future. The Company is currently designing the new facility using contractors. The Company anticipates that it will use a combination of cash and a commercial real estate construction loan for the construction of a new 76,000 square foot manufacturing center on the 9.2 acres of land.

On March 26, 2021, the Company (acting as borrower) entered into a Construction Loan Agreement with Frost Bank (“Frost”), (acting as lender). The Construction Loan Agreement provides for a construction loan, in amounts not to exceed a total principal balance of $16,160,000 with an interest rate of (3.40%) per annum. The Construction Loan Agreement is attached as Exhibit 10.3 attached hereto.

On March 26, 2021, the Company renewed the Revolving Loan Agreement with Frost through the “Sixth Amendment to Loan Agreement.” (Attached as Exhibit 10.2 hereto). The Revolving Loan Agreement provides for revolving credit loans, in amounts not to exceed a total principal balance of $6,000,000 with a rate equal to prime rate. The Revolving Loan Agreement was originally entered into on January 23, 2013, between the “Company” as borrower and Frost as lender.

Construction Loans.  Subject to the terms of the Loan Agreement, Frost will lend to the Company an aggregate amount not to exceed $16,160,000.00.

Principal and interest shall be due and payable monthly in an amounts determined by Lender required to fully amortize the outstanding principal balance of this Note over a period of twenty-five (25) years, payable on the twenty-sixth (26th) day of each and every calendar month, beginning April 26, 2023, and continuing regularly thereafter until March 26, 2031, when the entire amount hereof, principal and accrued interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

The interest rate of (3.40%) per annum including an Interest-Only Period. Interest only shall be due and payable monthly as it accrues on the twenty-sixth (26th) day of each and every calendar month, beginning April 26, 2021, and continuing regularly and monthly thereafter until March 26, 2023; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

1

The loan shall be secured by a “Deed of Trust, Security Agreement – Financing Statement” covering the 9.2 acre tract in Garland, Texas and the improvements made on it.

Revolving Credit Loans.  Subject to the terms of the, Loan Agreement, Frost will lend to the Company, on a revolving basis, amounts not to exceed a total principal balance of $6,000,000.00, minus amounts available and amounts previously disbursed under outstanding Frost letters of credit. Subject to certain terms and conditions, the Company may borrow, repay and reborrow under the Loan Agreement.

The interest on the outstanding and unpaid principal balance shall be computed at a per annum rate equal to the lesser of (a) a rate equal to the Prime Rate per annum; provided, however, in no event shall the resulting rate be less than three and one-quarter percent (3.25%).

This summary of the Loan Agreement and related instruments and documents executed pursuant thereto does not purport to be complete and are qualified in their entirety by reference to the full text thereof, which is filed as Exhibit 10.14 attached hereto.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

10.1	“Loan Agreement dated as of January 23, 2013 by and among Frost Bank and Micropac Industries, Inc. which is filed as Exhibit 10.1 to the Form 8K filed January 29, 2013 which is incorporated by reference herein.

10.13	“Sixth Amendment to Loan Agreement” dated March 26, 2021 between Micropac Industries, Inc. as borrower and Frost Bank attached hereto.

10.14	Construction Loan Agreement” dated March 26, 2021 between Micropac Industries, Inc. as borrower and Frost Bank attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated 03/31/2021	MICROPAC INDUSTRIES, INC.
(Registrant)

/s/ Mark King
(Signature)
Mark King
Chief Executive